Exhibit 3.153

ARTICLES OF INCORPORATION

OF

HOSPITAL CORPORATION

OF UTAH

We, the undersigned natural persons of the age of 21 years or more, acting as incorporators of the corporation under the Utah Business Corporation Act, adopt the following Articles of Incorporation for such corporation:

FIRST: The name of the corporation is HOSPITAL CORPORATION OF UTAH.

SECOND: The period of its duration is perpetual.

THIRD: The purpose or purposes for which the organization is organized is to purchase, lease or otherwise acquire, to operate, and to sell, lease, or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment or supplies; to construct or lease and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it; to engage in any other act or acts which a corporation may perform for a lawful purpose or purposes.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is Fifty Thousand (50,000) each of which shall have a par value of One Dollar ($1.00).

FIFTH: The corporation shall not commence business until at least One Thousand Dollars ($1,000.00) has been received by it as consideration for the issuance of shares.

SIXTH: Provisions limiting or denying shareholders of preemptive to acquire additional or treasury shares of the corporation are: The shareholder shall have preemptive rights to acquire unissued or treasury shares of the corporation.

SEVENTH: Provisions for the regulation of the internal affairs of the corporation are: to be stated in the By-Laws.

EIGHTH: The address of the initial registered office of the corporation is 800 Walker Bank Building, 175 South Main, Salt Lake City, Utah 84111, and the name of its initial registered agent at such address is W. Robert Wright.

NINTH: The directors constituting the initial Board of Directors of the corporation are three (3) and the names and addresses of the persons who are to serve as directors until the first annual meeting of shareholders or until their successors are elected and shall qualify are:

Name	Address

John C. Neff	One Park Plaza Nashville, Tennessee 37203

Thomas F. Frist, Jr.	One Park Plaza Nashville, Tennessee 37203

Robert B. Brueck	One Park Plaza Nashville, Tennessee 37203

The name and address of each incorporator is:

Name	Address
W. Robert Wright	800 Walker Bank Building 175 South Main Street Salt Lake City, Utah 84111
Donald B. Holbrook	800 Walker Bank Building 175 South Main Street Salt Lake City, Utah 84111
James S. Lowrie	800 Walker Bank Building 175 South Main Street Salt Lake City, Utah 84111

/s/ W. Robert Wright
W. Robert Wright

/s/ Donald B. Holbrook
Donald B. Holbrook

/s/ James S. Lowrie
James S. Lowrie

STATE OF UTAH:	)
: ss.
COUNTY OF SALT LAKE	)

I, R. Jeffrey Taylor, a notary public, hereby certify that on, the 22 day of October, 1974 personally appeared before me W: Robert Wright, Donald B. Holbrook and James S. Lowrie who, :being by me duly sworn, severally declared that they are the persons who signed the foregoing document as incorporators and that the statements therein contained are true.

IN WITNESS WHEREOF, I, have hereunto set my hand and seal this 22 day of October, 1974.

/s/ R. Jeffrey Taylor
NOTARY PUBLIC
Residing at Salt Lake City, Utah

My Commission Expires:

        3-27-78